Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AIRO GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.000001 par value per share, AIRO Group Holdings, Inc. Option Plan	Other(2)	305,367	(3)	$8.59	$2,623,103	0.00015310	$402
Equity	Common Stock, $0.000001 par value per share, AIRO Group Holdings, Inc. 2025 Equity Incentive Plan	Other(4)	1,900,000	(5)	$10.00	$19,000,000	0.00015310	$2,909

Total Offering Amounts					—	$21,623,103	—	$3,311

Total Fee Offsets					—	—	—	—

Net Fee Due					—	—	—	$3,311

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of AIRO Group Holdings, Inc. (the “Registrant”) that become issuable under the Registrant’s Option Plan (the “Option Plan”) and the 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 305,367 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Option Plan are calculated using the weighted-average exercise price of $8.59 per share for such stock options.
(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Option Plan. No additional stock awards will be granted under the Option Plan.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $10.00 per share (the “IPO Price”), which is the initial public offering price per share of Common Stock.
(5)	Represents 1,900,000 shares of Common Stock reserved for future grant under the 2025 Plan. The 2025 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2025 Plan on January 1st of each year, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to three percent of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.